SUBSCRIPTION AGREEMENT

This document, referred to as the "Contract," hereby establishes an arrangement between the party undersigned (referred to as the "Subscriber") and StageWise Strategies Corp., a corporation established under the laws of Nevada (hereafter known as the "Company"). This Contract delineates the terms and conditions governing the acquisition of common shares (hereafter, the "Shares") of the Company, each valued at a nominal amount of $0.03 per share.

1.   Commitment

1.1   The Subscriber, by signing this Contract, expresses their intention to subscribe and accept the quantity of Shares indicated in the Signature Page attached to this Agreement. This subscription is in consideration of $0.03 per share. The offer to purchase is made subject to the terms and conditions described in this Contract. The Subscriber acknowledges that the Company retains the exclusive right to accept or decline this subscription. This subscription only becomes binding when the Company formally accepts it in writing.

1.2   The closure of the subscription for Shares is to occur promptly upon:

Receipt and acceptance by the Company of a correctly executed Signature Page to this Agreement.

Reception of all funds for the subscription of shares as specified herein.

. Acquisition Process

The Subscriber acknowledges that to subscribe for Shares, they are required to submit to the Company:

2.1 Either a check, trade draft, or media due bill made payable to "StageWise Strategies Corp." or an electronic wire transfer payment to the Company's designated account.

3. Subscriber Declarations

By executing this Contract, the Subscriber makes the following declarations and commitments to the Company, with the clear understanding that the Company will rely on these:

3.1 The Subscriber acknowledges that the offering of the Shares for purchase has not been reviewed or registered by the United States Securities & Exchange Commission ("SEC"). Moreover, the Subscriber understands that these Shares have not been registered under the Securities Act of 1933 (the "Act"). Consequently, these Shares may not be offered for sale or sold within the United States or to U.S. persons except under specific conditions. Such conditions include registering the Shares under the Act, adhering strictly to the provisions of Regulation S of the Act, or qualifying for an applicable exemption from registration.

3.2 All details provided by the Subscriber in this Contract regarding their identity and financial standing are accurate and complete both as of the date of this Contract and the date of Closure.

3.3 If the Subscriber is obtaining the Shares in a fiduciary capacity for another individual or entity, be it a corporation, partnership, trust, or any other organization, the Subscriber confirms that they have received due authorization and empowerment to execute this Subscription Contract and all accompanying subscription documents. Upon request from the Company, the Subscriber pledges to provide authentic, complete, and up-to-date copies of all relevant documents validating their authority, authorizing their investment in the Company, and verifying compliance with the stipulations stated herein.

4. Governing Jurisdiction

This Contract will be interpreted in accordance with the laws pertaining to contracts created and fully executed within the State of Nevada.

5. Execution in Separate Copies

This Subscription Contract can be executed in multiple separate copies.

6. Binding on Parties

This Subscription Contract, unless otherwise stated herein, will serve the best interests of and be legally binding on the Company and its successors and assigns. Similarly, it will hold true for each Subscriber and their respective heirs, executors, administrators, successors, and assigns.

7. Official Notifications

All official notices or other forms of communication mandated or permitted under this Contract will be documented in writing and delivered personally, via telegram, telex, facsimile transmission, or certified, registered, or express mail. The mailing will include prepaid postage and will be directed to the address of each party as specified in this Contract. Such notices will be considered as having been delivered when handed over personally, dispatched via telegram, telex, or facsimile transmission, or, if sent through mail, will be considered delivered three days after the date of deposit in the United States postal service.

8. VERIFICATION

The Subscriber certifies that they have perused this entire Subscription Contract and verify that each statement made by them within this document is accurate and complete.

SUBSCRIBER'S SIGNATURE

The undersigned party, who intends to subscribe for the quantity of Shares of StageWise Strategies Corp. (the "Company") as detailed below, recognizes that they have received and comprehended the terms and conditions of the Subscription Contract attached hereto and hereby affirm their agreement to all stipulations contained therein.

WITNESS

COMPANY:	StageWise Strategies Corp.

PURCHASER: By:

Date:

Purchase Price: Aggregate Purchase Price: Number of Shares: Address: